Exhibit 10.47

MASTER SERVICES AGREEMENT

This Master Services Agreement (“Agreement”), is effective as of February 1, 2002 (the “Effective Date”) and is made by and between TRX Data Services, Inc. (“Provider”) having a place of business at 8405 Greensboro Drive, Suite 140, McLean, Virginia 22102 and Citibank, N.A., on behalf of its e-Business unit (“Citi”), having a place of business at 111 Wall Street, New York, NY, 10043.

Preliminary Statements:

A.	Provider wishes to provide certain professional services and deliverables (the “Services” and the “Deliverables”) as set forth in work orders executed pursuant to this Agreement; and

B.	Citi wishes to procure the Services and Deliverables from Provider for the benefit of its e-Business unit, for good and valuable consideration, as more fully described herein.

Citi and Provider therefore agree as follows:

1.	SCOPE OF WORK:

Chi agrees to retain Provider on a non-exclusive basis, to provide Services and/or Deliverables for itself or for its Affiliates, relating to a specific project and/or assignment (collectively, the “Project”). The description and details of the Services will be set forth in individual work orders (“Work Orders”) and such Work Orders will be signed by both parties and contain the following items:

A.	A prefatory statement including the following reference: “This Work Order is issued pursuant to the Master Services Agreement, effective February 1, 2002 (the “Agreement”) made by and between TRX Data Services Inc. (“Provider”) and Citibank N.A. (“Citi”) which is incorporated herein by reference. Any term not otherwise defined in this Work Order shall have the same meaning ascribed to it in die Agreement. The parties hereby agree as follows:”

B.	Description and/or specifications of the Services to be performed for, and the Deliverables to be delivered to, Citi.

C.	The name and address of a Project Manager for each of Provider and Citi.

D.	The amount, schedule, and method of payment.

E.	The time schedule for performance of the Services and for delivery of the Deliverables.

F.	Completion and/or acceptance criteria for the Services and/or Deliverables.

Each such Work Order shall constitute a separate agreement between Provider and Citi, or its Affiliate, except for any provisions herein which are specifically excluded or modified in such Work Order, shall incorporate therein all of the terms and conditions of this Agreement. With regard to the Services, if any terms and conditions of a Work Order conflict with any provisions set forth in this Agreement, the terms and conditions of the applicable Work Order shall take precedence. “Affiliate” shall mean any company, existing now or in the future, owning or owned by, either directly or indirectly, or controlling, controlled by or under common control with Citi.

2.	TERM/TERMINATION:

A.

This Agreement shall commence on the Effective Date, and shall continue in effect unless and until terminated in accordance with the terms hereof. In the event this Agreement is terminated prior to all

Services being completed under any Work Order(s), the terms of this Agreement will continue to apply with respect to such on-going Work Order(s) only until the completion thereof.

B.	Citi shall have the right to terminate this Agreement and/or any Work Order(s) in whole or in part at any time upon ninety (90) days notice specifying the extent to which the Agreement and/or any Work Order(s) is (are) terminated. If terminated pursuant to this provision, Citi agrees to pay Provider for all costs incurred by Provider up to the effective date of termination at the agreed upon rates and expenses and limits set forth herein and in the applicable Work Order.

C.	In the event of any material breach of, or material misrepresentation relating to, any Work Order by either party, the other party may terminate said Work Order by giving thirty (30) days’ prior written notice thereof and/or pursue any other remedies and rights at law or in equity; provided, however, that such Work Order will not terminate at the end of said thirty (30) day notice period if the party in breach has cured the misrepresentation or breach of which it has been notified prior to the expiration of said thirty (30) days.

D.	Upon completion of any Project or upon any termination of this Agreement, Provider agrees that its employees, subcontractors and agents shall turn over to Citi the Work Product and Citi Confidential Information, as hereinafter defined, in their then current condition and shall return to Citi all documents, data and materials and copies thereof supplied to Provider in connection with this Agreement, provided, however, Provider may retain copies of such documents as it deems necessary to verify the nature and extent of the Services provided by it hereunder, and provided further that any such retained documents will remain subject to the confidentiality and non-disclosure provisions of this Agreement.

3.	PAYMENT FOR SERVICES:

A.	Citi agrees to compensate Provider in accordance with the fee schedule set forth in the applicable Work Order. Provider agrees to submit to the Project Manager itemized invoices in the format set forth in Exhibit III, or in a format as may be agreed to by the parties and set forth herein, for the Services rendered during the term of this Agreement and said invoices shall be payable within *

B.	Citi may, upon notice to Provider, withhold payments for work which is not accepted pursuant to acceptance criteria agreed to in writing by the parties, if any, which may be specified in the applicable Work Order and/or reasonably question any item(s) reflected on Provider’s invoice. Pending the settlement or resolution of the issue(s), the non-payment of these items shall not constitute a default of this Agreement. Citi shall pay all amounts due that are not in dispute.

C.	It is acknowledged that a Work Order may set forth a maximum dollar amount billable under such Work Order (“Maximum Dollar Amount”) (also referred to herein as the “Grand Total”). In such event, Citi shall not be liable for any charges and/or expenses under any such Work Order in excess of the Maximum Dollar Amount specified on such Work Order. In the event that Provider determines in good faith that its charges and expenses are likely to exceed the Maximum Dollar Amount by ten (10%) percent, Provider shall promptly notify Citi of such fact, in writing, and if Citi agrees, at its discretion, a new Maximum Dollar Amount shall be applicable to such Work Order. In the event the Citi and Provider cannot reach agreement on the new Maximum Dollar Amount the parties shall escalate the matter internally for resolution in accordance with Section 18 of this Agreement.

D.

Provider shall maintain complete and accurate accounting records, in a form in accordance with generally accepted accounting principles, to substantiate Provider’s charges and expenses hereunder and any other documentation relating to the performance of all work subject to this Agreement. Provider shall retain such records for a period of two (2) years from the date of final

*        CONFIDENTIAL TREATMENT REQUESTED

payment under any Work Order. Citi shall have access to the records described in this Section for purposes of audit to the extent necessary to adequately evaluate claims submitted by Provider, required by governmental authorities or desirable for any other valid business purpose during normal business hours, during the period in which Provider is required by the terms of this Section to maintain such records. Any audits performed will be at Citi’s sole cost and expense.

4.	TRAVEL/REIMBURSABLE EXPENSES:

All travel by Provider must be necessary and cost effective and authorized in advance by the Project Manager, in accordance with Citi’s expense guidelines.

The Provider must make all arrangements for air travel and hotel accommodations through die Approved Travel Agency, which will book all travel arrangements in compliance with the Global Expense Management Program and Citigroup Expense Management Policy (e.g., Citi will not reimburse the costs of first-class air travel). Notwithstanding the foregoing, Providers must make their own arrangements for rental cars and are prohibited from using the Approved Travel Agency for this purpose.

*

It is expected that all expenses associated with ground transportation (e.g., taxi cabs) and meals incurred by the Provider, while conducting activities on behalf of Citi, will be at reasonable rates and that the Provider will exercise prudence in incurring such expenses.

To the extent possible, all disbursements should be paid by the Provider using a Citibank Visa card, Citibank Mastercard or Diners Club charge card.

Citi will reimburse Provider’s approved business expenses at cost Request for reimbursement of expenses in excess of $25.00 (for any given expense) will require submittal of acceptable substantiating documentation for each such expense.

Disbursements will be reimbursed at the cost paid by the Provider, without mark-up; however, the following disbursements will not be reimbursed;

(i)	Secretarial or word processing services;

(ii)	Photocopy expenses at more than 5 cents per page. Photocopy costs in excess of $1,000 for a single job must be authorized in advance by the Project Manager;

(iii)	Any other charges incurred by the Provider’s support staff, such as meals, filing or proofreading, regardless of when incurred,

(iv)	Any other overhead items (e.g., office supplies, furniture, conference room space, heating/air conditioning, etc); and

(v)	Local telephone or fax expenses.

5.	PROJECT PERSONNEL/INDEPENDENT CONTRACTOR:

A.

Provider hereby declares and agrees that it is engaged in an independent business and will perform its obligations under this Agreement as an independent contractor and not as the agent or employee of Citi; that Provider does not have the authority to act for Citi or to bind Citi in any respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of Citi; that the persons performing Services hereunder are not agents or employees of Citi; that Provider has and hereby

*        CONFIDENTIAL TREATMENT REQUESTED

retains the right to exercise full control of and supervision over the performance of Provider’s obligations hereunder and full control over the employment, direction, compensation and discharge of all employees assisting in the performance of such obligations; that Provider will be solely responsible for all matters relating to payment of such employees, including compliance with workers’ compensation, unemployment, disability insurance, social security withholding, and all other federal, state and local laws, rules and regulations governing such matters; and that Provider will be responsible for Provider’s own acts and those of Provider’s agents, employees and subcontractors during the performance of Provider’s obligations under this Agreement Provider and its employees are not entitled to unemployment insurance benefits as a result of performing under this Agreement. In the event Citi is adjudicated to be a partner, joint venturer, co-principal, or co-employer of Provider and/or any person provided by Provider or any Subcontractor thereof, Provider shall indemnify and hold harmless Citi from and against any and all claims for loss, liability or damages including but not limited to, premiums, contributions, or taxes payable under any workers compensation, unemployment compensation, disability benefit, old age benefit or tax withholding laws for which Citi shall be finally adjudged liable as an employer with respect to any employees of Provider.

B.	Provider warrants all personnel assigned to perform any of its obligations hereunder shall be employees of Provider or Provider’s sub-contractor, shall be fully qualified to perform the tasks assigned them, shall be in compliance with all immigration laws, and shall be legally qualified to work and receive compensation in the country in which they are employed.

C.	The parties recognize the continuity of the Project Manager during the performance of the Work Order is critical to the successful completion of the Work Order. Provider shall use its best efforts to ensure the continuity of the Project Manager. In the event, Provider must reassign or replace the Project Manager, it shall advise Citi of such reassignment or replacement Any new Project Manager shall be fully qualified to perform the tasks of the Project Manager. Upon written notice to Provider, Citi shall be entitled to request that Provider replace any key Project Personnel. If the parties cannot reach agreement on any such request, they shall attempt to resolve their disagreement pursuant to Section 18 hereof. Where agreed to in a particular Work Order, Citi may exercise its sole discretion as to the acceptance of any identified Key Project Personnel.

D.	Citi shall assign the Citi employee specified in the applicable Work Order to manage and/or coordinate the Project (the “Project Manager”). The Project Manager shall be responsible to monitor Provider’s progress and for the review and approval of out-of-pocket expenses and invoice documentation. Unless otherwise agreed upon, Provider shall meet with the Project Manager as frequently as determined by the parties to discuss and review the progress of the Project and to report on and deliver work completed during the preceding two weeks.

6.	PROPRIETARY RIGHTS:

A.	Definitions. (i) “Citibank Common Format” shall mean Citi’s proprietary common data format’ which is also Citi Technology (as defined herein), (ii) “Data” shall mean all information, whether or not Confidential Information, stored in or processed by software or systems by or on behalf of Citi or any customers or vendors of Citi, and any information derived therefrom including Data stored or processed by Providers system; (iii) “Technology” of either party shall mean all code, screens, specifications, designs, works, plans, drawings, data, prototypes, discoveries, algorithms, inventions, formulae, research, developments, methods, processes, procedures, improvements, “know-how”, compilations, patents, copyrights, mask works, trade secrets, and other Intellectual Property Rights and technical information and materials, in oral, demonstrative, written, graphic or machine-readable from, and either owned as of the Effective Date or developed thereafter by a party or its Affiliates or by third parties for a party or its Affiliates. Technology does not include any element, segment or component of the other party’s Technology.

B.	Citi’s Ownership Rights. (i) Citi shall retain all right, title to and ownership of any and all Citi Technology, including any and all enhancements and modifications thereto and derivative works thereof, and any inventions, improvements, processes, and designs whether patentable or not, as related to Citi Technology, developed or discovered during the term of a Work Order, (ii) Citi shall retain all right, title to and ownership of any and all Data. The Data shall be treated as Confidential Information; (iii) Citi shall retain all right, title to and ownership of its Citibank Common Format including any an all enhancements and modifications thereto and derivative works thereof;

C.	Assignment of Rights to Data. Provider hereby irrevocably grants, assigns and transfers to Citi all rights, title and interest of any kind, in and to the Data produced hereunder. Provider shall be entitled to make absolutely no use of the Data, except as may be expressly permitted in this Agreement or otherwise agreed to by the parties in writing. The foregoing assignments shall include, among other things, existing or prospective patent rights and copyrights in the United States and all foreign countries.

D.	Provider’s Ownership Rights. (i) Provider shall retain all right, title to and ownership of any and all Provider Technology, including any and all enhancements and modifications thereto and derivative works thereof (ii) Provider shall retain all right, title, and ownership of any discoveries, inventions, improvements, processes, designs, drawings, calculations, formulae, or photographs, whether patentable or not, as related to Provider’s Technology, developed or discovered in the course of or by reason of the performance of the Services pursuant to this Agreement

E.	The parties may modify their respective proprietary rights in Technology in any Work Order, in which case the terms of the Work Order shall control.

7.	WARRANTY/ INDEMNIFICATION:

A.	Provider warrants and agrees that Services performed and any Deliverables provided shall be free from material defects in performance or material, shall conform strictly to the requirements of this Agreement, and shall be fit and sufficient for the purposes expressed in, or reasonably to be inferred from this Agreement and the applicable Work Order. Provider agrees to perform Services with promptness, care, skill and diligence, in accordance with the applicable professional and industry standards currently recognized by Provider’s profession and industry, and shall be responsible for the quality, technical accuracy, completeness, and coordination of all reports, information, specifications, and other items and Services furnished under a Work Order. Provider shall, at no expense to Citi, correct any failure to fulfill the above warranty which may appear within a reasonable time of performance of Services. Project specific remedies shall be as set forth in the applicable Work Order(s). The Work Order may set forth additional warranties.

B.	Date Warranty. Provider represents and warrants that (i) the Deliverables will properly and accurately record, store, process, print, manage and present all calendar dates and data involving or based on calendar dates including leap year recognition without error; (ii) the Deliverables will not suffer any degradation in functionality with respect to the introduction or processing of records containing any date-related information and that the Deliverables will property operate in connection with other software used by Citi which interacts with the Deliverables, including without limitation, other software which delivers records to, or receives records from, the Deliverables; (iii) the Deliverables have been tested for such performance and Provider will provide Citi with such data regarding such testing to support Citi’s verification of such performance and compliance with the foregoing representations and warranties; (iv) Citi shall have the right to conduct such testing as Citi reasonably deems necessary to ensure that the Deliverables comply with the foregoing representations and warranties; and (v) the foregoing functionality, and Provider’s obligations in connection therewith, shall be provided at no additional cost.

C.	Anti-Virus. Provider warrants that it will not place in the Deliverables any programs, routine, device or other undisclosed feature, including, without limitation, a time bomb, “time-out” feature, virus, software lock, drop dead device, malicious logic, worm, Trojan horse, or trap door, which is designed to delete, disable, deactivate, interfere with or otherwise harm the Deliverables or Citi hardware, data or other programs, or which is intended to provide unauthorized access or produce unauthorized modifications (collectively, “disabling procedures”). Such warranty is intended to apply regardless of whether such disabling procedures are authorized by Provider to be included in such Deliverables. If, subject to this Section, Provider incorporates into any Deliverables any programs, routines or other preexisting work supplied by a third party, Provider shall obtain comparable warranties from such providers and Provider shall use commercially reasonable standards to ensure that such programs or routines are free of disabling procedures. Provider warrants that it will use commercially reasonable anti-virus detection software designed to verify that no Services or Deliverables delivered hereunder shall contain any “viruses” or “worms. Notwithstanding any other limitations in this Agreement, Provider agrees to notify Citi immediately upon discovery of any disabling procedures which are or may be included in any Deliverables. If disabling procedures are discovered or reasonably suspected to be present in any Deliverables, Provider agrees to take action immediately, at its own expense, to identify and eradicate (or to equip Citi to identify and eradicate) such disabling procedures and carry out any recovery necessary to remedy any impact of such disabling procedures.

D.	Provider hereby represents and warrants that the Deliverables and/or Services provided hereunder, or the use of any of the foregoing do not infringe any patent, copyright, trademark or any other third party intellectual properly right or misappropriate any right of confidentiality or trade secret of any third party.

E.	Provider agrees to defend, indemnify and hold harmless Citi from and against any claims, suits, actions, or proceedings, costs, liabilities, expenses, losses, or damages (including reasonable attorneys fees) arising from a claim that the Deliverables, and/or the Services provided hereunder or Citi’s use of Provider Technology, the Deliverables and/or Services or the manufacture, reproduction, modification, distribution, sale, display, or performance of such Deliverables, and/or Services infringes a patent, copyright, trade secret, trademark or other third party intellectual property right or right of confidentiality of any third party.

Citi agrees to defend, indemnify and hold harmless Provider from and against any claims, suits, actions, or proceedings, costs, liabilities, expenses, losses or damages (including reasonable attorney’s fees) arising from a claim that the Citi Technology, or Provider’s use thereof in accordance with the terms of this Agreement infringes a patent, copyright, trade secret, trademark or other third party intellectual property right or right of confidentiality of any third party.

(i)	An indemnified party shall promptly notify the other party in writing of the claim, shall provide full cooperation in the defense of such suit, and shall further grant the indemnifying party sole authority to control the defense and any related settlement.

(ii)	The indemnifying party will pay the cost of such defense and settlement and any costs, attorney’s fees and damages awarded by a court of competent jurisdiction against an indemnified party. If a claim is made or appears likely to be made, whereby Provider is the indemnifying party, Provider may procure the right for Citi to continue using the Deliverables and/or Services, or may modify, or may replace same. If use of the Deliverables and/or Services is enjoined, Provider will modify the Deliverable and/or Services and provide substitute Deliverables and/or Services acceptable to Citi that do not infringe, or, if such modification and substitution cannot be done on a commercially reasonable basis, refund Citi for payments made for such Deliverables and/or Services which are subject to any injunction.

F.	Provider shall separately defend, indemnify and hold Citi harmless from and against any claim, liability, loss, cost or expense (including reasonable attorneys’ fees) arising out of or resulting from (i) any personal injury or death to persons, or damage to property, in the performance of the Services, and (ii) the negligence or willful misconduct of Provider, Provider’s employees, agents, or subcontractors. Citi shall promptly notify Provider in writing of the claim, shall provide full cooperation in the defense of such suit, and shall further grant provider sole authority to control the defense and any related settlement.

8.	CONFIDENTIAL INFORMATION:

The provisions related to the confidentiality of information as set forth in the agreement between Citibank and TRX, dated October 1,2001 (“Non Disclosure Agreement”) shall govern the definition, use, treatment, and disclosure of confidential information under this Agreement except that the permitted scope of use of the Confidential Information (as defined in the Non Disclosure Agreement) shall include uses necessary to fulfill either party’s obligation or exercise either party’s right under this Agreement. The Non Disclosure Agreement is attached hereto as Exhibit II. The terms and conditions of the Non Disclosure Agreement shall survive the termination of this Agreement.

9.	LIMITATION OF LIABILITIES:

IN NO EVENT SHALL A PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR DAMAGES RELATED TO CLAIMS FROM (I) A CLAIM FOR WHICH A PARTY HAS AN OBLIGATION TO INDEMNIFY THE OTHER PARTY UNDER THIS AGREEMENT INCLUDING BUT NOT LIMITED TO INFRINGEMENT OF A THIRD PARTY’S INTELLECTUAL PROPERTY RIGHTS, AND (II) A BREACH OF THE CONFIDENTIALITY PROVISIONS OF THIS AGREEMENT, AND (III) ANY CLAIM FOR PERSONAL INJURY OR DEATH, OR TANGIBLE PROPERTY, AND (IV) A CLAIM RELATED TO GROSS NEGLIGENCE OR WILFULL MISCONDUCT BY A PARTY, ITS EMPLOYESS, AGENTS, OR SUBCONTRACTORS, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR DIRECT DAMAGES *

10.	INSURANCE:

Provider shall obtain and maintain in force, at its own expense, throughout the performance of its obligations under this Agreement, insurance coverage against claims, regardless of when asserted, that may arise out of, or result from, Provider’s operations, the operations of Provider’s subcontractors and of any other entity directly or indirectly engaged by Provider in connection with the Services as described in each Work Order. This insurance shall include the following coverage with limits no less than those set forth below:

Comprehensive General Liability: Combined Single Limit (CSL) including broad form contractual liability and personal injury endorsements, providing coverage against liability for bodily injury, death, and property damages in the minimum amount of *.

Workers Compensation and Employer’s Liability: Workers Compensation Insurance at maximum limits statutorily required for each state in which Provider will operate under the terms of this Agreement, and Employer’s Liability coverage in the minimum amount of *.

Comprehensive Automobile Liability: Comprehensive Automobile Liability in the minimum amount of * per occurrence for bodily injury and property damage (covering owned and non-owned vehicles).

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Fidelity coverage for losses incurred as a result of dishonesty on the part of Provider’s employees, agents or subcontractors in the amount of *

None of the requirements contained herein as to types, limits and approval of insurance coverage to be maintained by the Provider are intended to and shall not in any manner limit the liabilities and obligations assumed by the Provider under this Agreement. The aforementioned coverage may be provided in the form of a blanket policy.

Provider shall deliver to Citi within ten (10) days after the execution of this Agreement, a duly executed Certificate(s) of Insurance from a recognized carrier with a Best rating of “A” with a financial sides category of XII or better as indicated in the BEST INSURANCE KEY RATING GUIDE. Said Certificate(s) shall indicate that policies providing coverage and limits of insurance are in full force and effect. Said Certificate shall further provide that no less than thirty (30) days advance notice will be given in writing to Citi prior to cancellation, termination, or alteration of the policies of insurance. Such Certificate of Insurance shall be provided to the Citi Project Manager.

11.	COMPLIANCE WITH CITI POLICIES AND PROCEDURES:

A.	*

B.	*

C.	*

D.	*

E.	*

*        CONFIDENTIAL TREATMENT REQUESTED

F.	*

12.	PRIVACY:

Provider shall comply with Citi’s privacy policies and the “Citigroup Privacy Promise for Customers” (“Privacy Promise”) concerning the privacy and confidentiality of Citi’s customer information, including any amendments or modifications thereto as may be made from time to time. Citi shall make such policies and Privacy Promise, and any amendments thereto available to Provider. As part of such policies and Privacy Promise, Citi reserves the right to conduct an on-site audit and review of Provider’s systems, sites and procedures, at reasonable times and duration and upon reasonable advance notice to Provider to ensure the privacy and confidentiality of any of Citi’s customer information.

13.	COMPLIANCE WITH LAWS:

A.	Compliance with Laws of Other Jurisdictions Provider agrees to materially comply with all applicable federal, state, county, country, and local laws, ordinances, regulations and codes in the performance of its obligations under this Agreement, including but not limited to the procurement of permits, licenses and certificates where required and payment of applicable taxes. Provider represents and warrants that it has certified effective February 19,2002 as offering adequate Privacy protection under the “Safe Harbor” exemption to the European Privacy Directive No. 95/46/EC (“the Directive”). Citi may request evidence of certification if Citi is unable to ascertain Provider’s certification from publicly available sources. In the event, Provider does not maintain its certification under this Subsection for any reason during the term of this Agreement or applicable Work Order, Provider shall enter into any additional agreements or terms as may be required by the laws or regulations of a country including but not limited to the Directive. Provider agrees to comply with Provider Obligations and Requirements for Processing of Personal Data (Exhibit IV). Provider further agrees to hold harmless and indemnify Citi and its Affiliates against any loss or damage (including reasonable attorney’s fees) that may be sustained by reason of the failure of Provider to comply with such laws, ordinances, regulations and codes.

B.	Export Provider hereby represents and warrants that it is, and will remain in compliance with the requirements of all applicable export laws and regulations, including but not limited to the U.S. Export Administration Regulations and International Traffic in Arms Regulations. Such requirements include, but are not limited to, obtaining all required authorizations or licenses for the export or reexport of any controlled item, product, article, commodity, software or technology. Without limiting the generality of the foregoing. Provider hereby represents and warrants that (i) it has not been, and is not currently, debarred, suspended or otherwise prohibited or restricted from exporting, reexporting, receiving, purchasing, processing or otherwise obtaining any item, product, article, commodity, software or technology regulated by any agency of the United States; and (ii) Provider will not export or reexport, directly or indirectly, any software or technology received from Citi or allow the direct product thereof to be exported or reexported, directly or indirectly, to any country, organization or person to which or to whom such export or reexport would be in violation of United States laws or regulations. Provider agrees to indemnify and hold harmless Citi from any costs, penalties or other losses caused by, or related to, any violation or breach of the warranties or obligations of Provider contained in this Article.

*        CONFIDENTIAL TREATMENT REQUESTED

14.	TAXES:

The fees and/or charges reflected in each Work Order, are exclusive of any sales, use, personal property, value-added and good/services taxes. When applicable, said taxes will appear as a separate item on Provider’s invoice and Chi shall be liable for payment of such taxes to Provider.

Notwithstanding the foregoing, Citi shall not be responsible for any foreign, federal, state or local taxes based on the net income or receipts, or any other such taxes based on Provider’s doing business in a particular jurisdiction.

Unless otherwise stated in the applicable Work Order, Citi shall not be responsible for import duties or other costs or charges relating to provision of Services or Deliverables across international boundaries.

15.	PUBLICITY:

Provider agrees not to use the name of Citi or any of its Affiliates in any sales or marketing publication or advertisement including internal and external publications, without the prior written consent of Citi. Provider also agrees not to make any public disclosure except as may be legally required, relating to this Agreement or Citi or its Affiliates, without obtaining the prior written consent of Citi.

16.	NONDISCRIMINATION:

Provider agrees to comply and to cause its subcontractors and/or agents to comply with the provisions of all applicable federal, state, and local laws, regulations and executive orders relating to equal opportunity and nondiscrimination in employment, and the use of minority business enterprises, to the extent that any such laws, orders and regulations are applicable in the performance of their Services hereunder. For the purpose of this Agreement, the provisions of such laws, orders and regulations shall be deemed an integral part of this Agreement to the same extent as if they were written at length herein.

17.	NON-SUBORNATION:

Provider agrees that in performance of its obligations under this Agreement, it will not make or offer to make any payments to, or confer, or offer to confer any benefit upon any employee, agent or fiduciary of any third party, with the intent to influence the conduct of such employee, agent or fiduciary in relation to the business of such third party, in connection with this Agreement

18.	DISPUTE RESOLUTION: In the event of any dispute, controversy, or claim between the parties hereto arising from or relating to the subject of this Agreement (a “Dispute”), upon the written request of either party, each of the parties shall appoint a designated officer to meet and negotiate in good faith to resolve such Dispute. If they cannot resolve such dispute within ten (10) business days, the parties shall escalate the matter to an appropriate Senior Vice President. If the Senior Vice Presidents cannot resolve the matter within ten (10) days or by such earlier date as they may agree to, then the parties may seek arbitration or any legal or equitable relief as may be available under the circumstances. Nothing in this Section shall prevent either Party from exercising any of its rights under this Section or otherwise seeking injunctive relief.

19.	GENERAL PROVISIONS:

Paragraph Headings. are for convenience only and shall not be a part of the terms and conditions of this Agreement.

Liability for Data Loss. In no event will Provider be responsible for losses occasioned by data omissions, delays or failures resulting from acts or omissions of Citi, its clients or data suppliers. This provision shall survive any termination of this Agreement.

Force Majeure. Neither party hereto shall be liable in any way for the delays or failure to perform its obligations hereunder resulting from any cause beyond its reasonable control (such causes to include by not limited to Acts of God, war, strike, fires, floods, earthquakes, lockout, riot, acts of terrorism, riot, trade dispute in which the delayed party is not a party, labor disturbance, and storms, provided that in such event the party shall forthwith advise the other and in any event in writing within two (2) hours of the happening of such event with information as to the circumstances and the possible duration and effects of the delay caused or likely to be caused to the operation of the Agreement by such circumstances. In the event that the occurrences referred to above cause a prolonged delay, for the interruption in the performance of obligations hereunder or in the event that the occurrences referred to above may on reasonably sufficient grounds be anticipated to continue for thirty (30) days, either party may terminate this Agreement immediately without giving rise to any claim for compensation from the other party.

Transition. In the event of the termination of this Agreement or, an applicable Work Order for any reason, upon the request of Citi, Provider shall provide reasonable assistance to Citi to complete a transition of the current Services and Deliverables to Citi, an Affiliate, or a third party, providing Services to Citi. Reasonable assistance” shall include without limitation any reasonable training and support, assistance with transitioning and formatting data, providing general knowledge, and revising and testing interfaces. Within 90 days of the execution of this Agreement, the parties shall set forth a plan detailing the necessary transition services which shall include the following resources without charge and not to exceed two (2) dedicated full time employees of Provider for ten (10) business days. Nothing in this sub paragraph shall be deemed to allow or cause a transfer to Citi of Provider’s proprietary rights in Provider Technology.

Waiver. Failure by either party at any time to enforce any obligation by the other party, to claim a breach of any term of this Agreement or to exercise any power agreed to hereunder will not be construed as a waiver of any right, power or obligation under this Agreement, will not affect any subsequent breach, and will not prejudice either party as regards any subsequent action.

Severability. If any term or provision of this Agreement should be declared invalid by a court of competent jurisdiction, the remaining terms and provisions of this Agreement shall remain unimpaired and in full force and effect.

Subcontractors/Agents. Citi reserves the right of approval of all subcontractors and/or agents, which approval will not be unreasonably withheld by Citi. Approval of any subcontractor and/or agent by Citi shall not constitute the superseding or waiver of any right of Citi to reject work which is not in conformance with its standards or this Agreement. Provider shall be fully responsible for its subcontractors and/or agents. Nothing in this Agreement shall be construed to create any contractual relationship between Citi and any subcontractor and/or agent, nor any obligation on the part of Citi to pay or to see to the payment of any money due any subcontractor and/or agent as may otherwise be required by law.

Assignment. Provider may not assign any of its rights or obligations under this Agreement without the prior consent of Citi which consent shall not be unreasonably withheld.; Citi may assign any rights or obligations to an Affiliate upon notice to Provider.

Modification. No modification, waiver or amendment of any term or condition of this Agreement shall be effective unless and until it shall be reduced to writing and signed by both of the parties hereto or their legal representatives.s

Notices. All notices and official communications under this Agreement shall be in writing and shall be sufficiently given if delivered personally or mailed by first class mail to Citibank N. A., 111 Wall Street New York, NY 10043, Attention: Contract Administrator, * and with respect to Provider, to TRX Data Services, Inc. 8405 Greensboro Drive, Suite 140, McLean, Virginia 22102 Attention:

Christopher Brittin, or to such other address or addressee as either party may from time to time designate to the other by written notice.

Survival. The provisions of this Agreement that by their nature and content are intended to survive the performance hereof, shall so survive the completion and termination of this Agreement. Without limiting the generality of the foregoing, Sections 6, 7, 8, 9, 12, 13, 15, 16, 18, and 19 of this Agreement shall so survive.

Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of New York, without consideration as to its conflicts of laws rules, as if the Agreement were made in New York for performance entirely within the State of New York and the parties hereto hereby consent to the jurisdiction of and venue in the applicable federal and/or New York State courts located in the Borough of Manhattan, New York County, State of New York.

Complete Agreement. This Agreement together with its appendices constitutes the entire agreement of the parties with respect to this subject matter and may not be modified in any way except by written agreement signed by both parties. There are no other agreements either express of implied with regard to this subject matter.

IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the Effective Date first set forth above.

TRX DATA SERVICES, INC.		Citibank, N.A.
“Provider”		“Citi”

By:	/s/ Susan R. Hopley	By:	/s/ John Wizeman
Print Name:	Susan R. Hopley	Print Name:	John Wizeman
Title:	EVP/General Manager	Title:	Managing Director
Date:	April 17’02	Date:

* CONFIDENTIAL TREATMENT REQUESTED

ATTACHMENTS

EXHIBIT I	WORK ORDER FOR TRX GLOBAL DATA SERVICES PILOT

Schedule 1	Pricing
Schedule 2	Non-Disclosure Agreement
Schedule 3	Business Requirements Document
Schedule 4	GDSP Project Plan (version tbd)

EXHIBIT II	CITIBANK/TRX NON-DISCLOSURE AGREEMENT

EXHIBIT III	FORMS

Schedule 1	Provider and Independent Contractor Certification
Schedule 2	Pro forma Invoice for Provider Services

EXHIBIT IV	PROVIDER OBLIGATIONS AND REQUIREMENTS FOR PROCESSING OF PERSONAL DATA.

Exhibit I

WORK ORDER

FOR

TRX GLOBAL DATA SERVICES PILOT

(Subject to further Discussion between the Parties)

*

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 1

PRICING

*        CONFIDENTIAL TREATMENT REQUESTED

SCHEDULE 2

NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is dated as of             , between                  (“Provider”), having an office at                     , and              having an office at                  (“Company”) having an office at 8405 Greensboro Drive, Suite 140, McLean, VA 22102.

In consideration of the parties’ willingness to share or consider sharing their confidential information and to enter into or consider entering into a mutually beneficial relationship, as well as other good and valuable consideration, Provider and Company agree as follows:

1.	PURPOSE.

Provider and Company wish to assure the confidentiality of certain trade secrets, information and other materials which have been or may be disclosed in the course of their relationship or their consideration of whether to enter into a mutually beneficial relationship. The parties acknowledge that they have received access to such information in confidence, and/or may receive or obtain further access to information which is not available to the general public, and which must be kept confidential for regulatory, customer relations, competitive or other legitimate business reasons.

2.	CONFIDENTIAL INFORMATION.

“Confidential Information” of a party shall mean any information, technical data or know-how unknown to the public but known to that party including, but not limited to, information relating to trade secrets, hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, processes, procedures, intellectual property, market research, marketing techniques and plans, business plans and strategies, customer names and other information related to customers, price lists, pricing policies or financial information. “Confidential Information” shall include (i) any analyses, compilations, studies or other materials prepared by the parties, their representatives or employees that embody or reveal any information falling within the definition above; and (ii) any information that the disclosing party obtained from another party under an obligation to maintain its confidentiality. Confidential Information may be disclosed in any form, including but not limited to, oral, demonstrative, written, electronic, graphic or machine-readable form.

3.	EXCEPTIONS.

(a) Notwithstanding anything to the contrary contained herein, neither party shall have any obligation with respect to any Confidential Information of the other party which, as evidenced by tangible records kept in the ordinary course of business: (i) is or becomes generally known to companies engaged in the same or similar businesses as the parties to this Agreement on a non-confidential basis, through no wrongful act or omission of the receiving party or breach of any obligation owed to the disclosing party by any person or entity; (ii) is lawfully obtained by the receiving party from a third party that has no obligation to the disclosing party to refrain from using or disclosing such information; (iii) is known by the receiving party prior to disclosure under this Agreement without any obligation to maintain its confidentiality and such information was not disclosed by the disclosing party under this Agreement; (iv) is independently developed by the receiving party without reference to, use of, or reliance on Confidential Information; or (v) is the subject of a written agreement whereby the disclosing party consents to the disclosure or use of such Confidential Information.

(b) If the receiving party or any of its representatives shall be under a legal obligation in connection with an administrative or judicial proceeding to disclose any Confidential Information, the receiving party shall give the disclosing party prompt notice thereof so that the disclosing party may seek a protective order and/or waive the duty of nondisclosure; provided that in the absence of such order or waiver, if the receiving party or any such representative shall, in the opinion of its counsel, stand liable for contempt or be likely to suffer other censure or penalty for failure to disclose, disclosure pursuant to the order of the applicable tribunal may be made by the receiving party or its representatives to the extent necessary to prevent any such finding of contempt or other penalty without liability under this Agreement. If disclosure is necessitated as provided for in this subparagraph, the receiving party shall make every reasonable effort to preserve the secrecy of the Confidential Information and limit the scope of the disclosure, including but not limited to, seeking an appropriate protective order limiting use or disclosure of the information outside the proceeding.

4.	PROTECTION OF CONFIDENTIAL INFORMATION.

(a) Each party will only use Confidential Information for the benefit of and in furtherance of its relationship with the other party or to assess whether to enter into a mutually beneficial relationship with the other party, and shall not disclose Confidential Information to any third party. Each party agrees to protect Confidential Information from disclosure to anyone other than its directors, officers, and employees who have a business-related need to have access to such Confidential Information in connection with permissible uses of Confidential Information, and who have entered into agreements with the receiving party binding them to the confidentiality provisions of this Agreement or substantially equivalent measures. Each party further agrees to promptly notify the other party in writing of any unauthorized misappropriation, disclosure or use of the other party’s Confidential Information by any person which may come to its attention and to take all steps reasonably requested by the disclosing party to limit, stop or otherwise remedy such misappropriation, disclosure or use. Nothing in this paragraph shall be construed to limit either party’s right to take any action it deems necessary to protect its Confidential Information.

(b) Each party will only copy or reproduce Confidential Information as necessary for its use under the terms of this Agreement, and each such copy or reproduction will be marked with and/or will display the same proprietary notices that appear on the originals.

5	PUBLICITY.

The parties agree not to issue or release any articles, advertising, publicity or other matter relating to this Agreement or mentioning or implying the name of the other party or its Affiliates or the subject matter of this Agreement, except as may be required by law, and then only after providing the other party with an opportunity to review and comment thereon,

7.	TERM / RETURN OF MATERIALS.

(a) The obligations under the Agreement shall continue for five (5) years following termination or expiration of the relationship between Provider and Company, or, if no such relationship is formed, for five (5) years following the last communication between Provider and Company in connection with consideration of entering into a mutually beneficial relationship, provided, however, that obligations under this Agreement regarding any information constituting trade secrets (as defined by applicable law) shall continue for as long as the Information in question remains a trade secret.

(b) Upon request by the disclosing party at any time, the receiving party shall promptly return or submit any documents or materials (including electronically-stored materials), and any copies thereof, that contain, refer to, reflect or reveal Confidential Information, which shall at all times remain the sole and exclusive property of the disclosing party.

8.	INJUNCTIVE RELIEF.

The unauthorized disclosure or use of any Confidential Information would cause immediate and irreparable injury to the disclosing party and/or its Affiliates which could not be adequately compensated by monetary damages. Each party therefore acknowledges that a disclosing party and/or its Affiliates are entitled to any temporary or permanent injunctive relief necessary to prevent such disclosure or use, or threat of disclosure or use., and consents to the jurisdiction of any federal or state court sitting in New York State for purposes of any suit under this Agreement and to service of process therein by certified or registered mail, return requested certified.

9.	OWNERSHIP.

(a) No license to the receiving party under any trademark, patent, copyright or any other intellectual property right is either granted or implied by the disclosure of Confidential Information to such party. None of the Confidential Information which may be disclosed to the receiving party shall constitute any representation, warranty, assurance, guarantee or inducement by the disclosing party of any kind including but not limited to representations, warranties, assurances, guarantees or inducements with respect to the non-infringement of trademarks, patents, copyrights or any other intellectual property rights, or of other rights of any person or entity.

(b) All Confidential Information, copies or reproductions thereof, and all information and material that derives from it, shall be and will remain the sole and exclusive property of the disclosing party until and unless some other written agreement is made regarding the Confidential Information. This Agreement does not transfer any license or other right to use the Confidential Information other than as proscribed in this Agreement, and does not obligate either party to provide any such rights in the future.

10.	NO COMMITMENT.

Subject to the undersigned’s confidentiality obligations under this Agreement, this Agreement does not obligate either party to enter into or continue a binding business relationship with the other party, and nothing contained herein shall be deemed or construed to preclude either party from independently pursuing any opportunities discussed with the other party (alone, or in connection with any other party).

11.	NO EXPORT OUTSIDE U.S.

In addition to and without limitation of any obligations under this Agreement:

(a)	The parties agree they will not, without the prior written consent of the other party, transmit, directly or indirectly, the Confidential Information received under this Agreement or any portion thereof to any country outside the United States.

(b)

The parties agree that, unless prior written authorization is obtained from the disclosing party and from the United States Department of Commerce or other relevant agency of the U.S. Government, the receiving party will not knowingly reexport, directly or indirectly, the Confidential Information - or allow the direct product of such Confidential Information to be exported, directly or indirectly, in violation of United States export laws.

12.	NOTIFICATION.

All notices provided for in this Agreement shall be in writing and shall be sent by registered or certified mail to:

If to Provider	If to Company:
Attn:	Attn:

The parties agree that any change in the information listed in this Article will be promptly disclosed in writing to the other party and will be effective only on receipt of such written notification.

13.	GENERAL PROVISIONS.

(a) This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of the State of New York as if this Agreement were made in New York for performance entirely within the State of New York.

(b) The provisions of this Agreement which by their sense and context are meant to survive the expiration or sooner termination of the Agreement shall so survive, including but not limited to confidentiality and export provisions.

(c) This Agreement contains the full and complete understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior representations and understandings, whether oral or written.

(d) If any provision of this Agreement is invalid or unenforceable under applicable law, that provision shall be enforced to the maximum extent possible and the remaining provisions shall remain in full force and effect.

(e) This Agreement shall be binding on the parties and their respective successors and assigns.

(f) Modification or waiver of any provision of this Agreement shall be effective only if such modification or waiver is in writing and signed by a duly authorized officer of the party against whom enforcement is sought.

(g) This Agreement is without prejudice to any rights either party may have under patent, trademark, copyright, trade secret or other applicable law.

In Witness Whereof, the parties to this Agreement, through their duly authorized officers, have executed this Agreement as of the day and year first set forth below.

Company	Provider.

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

SCHEDULE B

COMPENSATION SCHEDULE

*

*        CONFIDENTIAL TREATMENT REQUESTED

Schedule 3

Citi Business Requirements Document

EBUSINESS COMMERCIAL CARDS

TRX Global Data Services Pilot

CitiDirect for Cards

Business Requirements Document

Prepared by	:	PTIG
First Published Date	:	12/19/01
Version	:	0.3
Published Date	:	01/04/02
Document Classification	:	INTERNAL USE

COPYRIGHT NOTICE

Copyright © (2001) by Citibank, N.A.

All right reserved. These materials are confidential and proprietary to

Citibank N.A. and no part of these materials should be reproduced,

published in any form by any means, electronic or mechanical including photocopy or any information storage or retrieval system nor should the materials be disclosed to third parties without the express written authorization of Citibank N.A.

*

2

*        CONFIDENTIAL TREATMENT REQUESTED

Appendix 1: Draft Layout for CCF

*

8

*        CONFIDENTIAL TREATMENT REQUESTED

A1.2	Transaction Data File Layout

*

11

*        CONFIDENTIAL TREATMENT REQUESTED

A1.3	Hierarchy Layout

*

13

*        CONFIDENTIAL TREATMENT REQUESTED

Appendix B: Report Templates

*

14

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Management Information System
SUMMARY LEVEL

SUPPLIER LIST BY VOLUME

*

15

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Management Information system
DETAIL LEVEL

ACCOUNT CYCLE REPORT

*

16

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Management Information System
DETAIL LEVEL

ACCOUNT LISTING

*

17

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Schedule 4

GDSP Project Plan

*

*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT II

Citibank/TRX Non Disclosure Agreement

(Effective Date: October 1, 2001)

MUTUAL NON-DISCLOSURE AGREEMENT

THIS AGREEMENT, effective as of October 1,2001 between Citibank N.A. (“Citi”), a national banking association, having an office at 111 Wall Street, New York, NY 10 _43 and Arthur H. Ltd. d/b/a TRX Data Services (“Company”) having an office at 1477 Chainbridge Road, Suite 201, McLean, VA 22101.

In consideration of the parties’ willingness to share or consider sharing their confidential information and to enter into or consider entering into a mutually beneficial relationship, as well as other good and valuable consideration, Citi and Company agree as follows:

1.	PURPOSE.

Citi and Company wish to assure the confidentiality of certain trade secrets, information and other materials which have been or may be disclosed in the course of their relationship or their consideration of whether to enter into a mutually beneficial relationship. The parties acknowledge that they have received access to such information in confidence, and/or may receive or obtain, further access to information which is not available to the general public, and which must be kept confidential for regulatory, customer relations, competitive or other legitimate business reasons.

2.	CONFIDENTIAL INFORMATION.

“Confidential Information” of a party shall ____ any information, technical data or know-how unknown to the public but known to that party including, but not limited to, information relating to trade secrets, hardware, software, screens, specifications, designs, plans, drawings, data, prototypes, discoveries, research, developments, processes, procedures, intellectual property, market research, marketing techniques and plans, business plans and strategies, customer names and other information related to customers, price lists, pricing policies or financial information. “Confidential Information” shall include (i) any analyses, compilations, studies or other materials prepared by the parties, their representatives or employees that embody or reveal any information falling within the definition above; and (ii) any information that the disclosing party obtained from another party under an obligation to maintain its confidentiality. Confidential Information may be disclosed in any form, including but not limited to, oral, demonstrative, written, electronic, graphic or machine-readable form.

3.	EXCEPTIONS.

(a) Notwithstanding anything to the contrary contained herein, neither party shall have any obligation with respect to any Confidential Information of the other party which, as evidenced by tangible records kept in the ordinary course of business: (i) is or becomes generally known to companies engaged in the same or similar businesses as the parties to this Agreement on a non-confidential basis, through no wrongful act or omission of the receiving party or breach of any obligation owed to the disclosing party by any person or entity; (ii) is lawfully obtained by the receiving party from a third party that has no obligation to the disclosing party to refrain from using or disclosing such information; (iii) is known by the receiving party prior to disclosure under this Agreement without any obligation to maintain its confidentiality and such information was not disclosed by the disclosing party under this Agreement; (iv) is independently developed by the receiving party without reference to, use of, or reliance on Confidential Information; or (v) is the subject of a written agreement whereby the disclosing party consents to the disclosure or use of such Confidential Information.

(b) If the receiving party or any of its representatives shall be under a legal obligation in connection with an administrative or judicial proceeding to disclose any Confidential Information, the receiving party shall give the disclosing party prompt notice thereof so that the disclosing party may seek a protective order and/or waive the duty of nondisclosure; provided that in the absence of such order or waiver, if the receiving party or any such representative shall in the opinion of its counsel, stand liable for contempt or be likely to suffer other censure or penalty for failure to disclose, disclosure pursuant to the order of the applicable tribunal may be made by the receiving party or its representatives to the extent necessary to prevent any such finding of contempt or other penalty without liability under this Agreement. If disclosure is necessitated as provided for in this subparagraph, the receiving party shall make every reasonable effort to preserve the secrecy of the Confidential Information and limit the scope of the disclosure, including but not limited to, seeking an appropriate protective order limiting use or disclosure of the information outside the proceeding.

4.	PROTECTION OF CONFIDENTIAL INFORMATION.

(a) Each party will only use Confidential Information for the benefit of and in furtherance of its relationship with the other party or to assess whether to enter into a mutually beneficial relationship with the other party, and shall not disclose Confidential Information to any third party. Each party agrees to protect Confidential Information from disclosure to anyone other than its directors, officers, employees, Affiliates, and subcontractors who have a business-related need to have access to such Confidential Information in connection with permissible uses of Confidential Information, and who have entered into agreements with the receiving party binding them to the confidentiality provisions of this Agreement or substantially equivalent measures. Each party further agrees to promptly notify the other party in writing of any unauthorized misappropriation, disclosure or use of the other party’s Confidential Information by any person which may come to its attention and to take all steps reasonably requested by the disclosing party to limit, stop or otherwise remedy such misappropriation, disclosure or use. Nothing in this paragraph shall be construed to limit either party’s right to take any action it deems necessary to protect its Confidential Information.

(b) Each party will only copy or reproduce Confidential Information as necessary for its use under the terms of this Agreement, and each such copy or reproduction will be marked with and/or will display the same proprietary notices that appear on the originals.

5.	AFFILIATES.

For purposes of this Agreement, “Affiliates” are those companies, existing or future, owning or owned by, either directly or indirectly, or controlling, controlled by or under common control with a party. For the purposes of this Agreement, the term “Citi” includes Citi Affiliates.

6.	PUBLICITY.

The parties agree not to issue or release any articles, advertising, publicity or other matter relating to this Agreement or mentioning or implying the name of the other party or its Affiliates or the subject matter of this Agreement without the written consent of the other party, except as may be required by law, and then only after providing the other party with an opportunity to review and comment thereon,

7.	TERM / RETURN OF MATERIALS.

(a) The obligations under the Agreement shall continue for three (3) years following termination or expiration of the relationship between Citi and Company, or, if no such relationship is formed, for three (3) years following the last communication between Citi and Company in connection with consideration of entering into a mutually beneficial relationship, provided, however, that obligations under this Agreement regarding any information constituting trade secrets (as defined by applicable law) shall continue for as long as the information in question remains a trade secret.

(b) Upon request by the disclosing party at any time, the receiving party shall promptly return or submit any documents or materials (including electronically-

stored materials), and any copies thereof, that contain, refer to, reflect or reveal Confidential Information, which shall at all times remain the sole and exclusive property of the disclosing party.

8.	INJUNCT1VE RELIEF.

The unauthorized disclosure or use of any Confidential Information would cause immediate and irreparable injury to the disclosing party and/or its Affiliates which could not be adequately compensated by monetary damages. Each party therefore acknowledges that a disclosing party and/or its Affiliates are entitled to any temporary or permanent injunctive relief necessary to prevent such disclosure or use, or threat of disclosure or use.

9.	OWNERSHIP.

(a) No license to the receiving party under any trademark, patent, copyright or any other intellectual property right is either granted or implied by the disclosure of Confidential Information to such party. None of the Confidential Information which may be disclosed to the receiving party shall constitute any representation, warranty, assurance, guarantee or inducement by the disclosing party of any kind including but not limited to representations, warranties, assurances, guarantees or inducements with respect to the non-infringement of trademarks, patents, copyrights or any other intellectual property rights, or of other rights of any person or entity.

(b) All Confidential Information, copies or reproductions thereof, and all information and material that derives from it, shall be and will remain the sole and exclusive property of the disclosing party until and unless some other written agreement is made regarding the Confidential Information. This Agreement does not transfer any license or other right to use the Confidential Information other than as proscribed in this Agreement, and does not obligate either party to provide any such rights in the future.

10.	NO COMMITMENT.

Subject to the undersigned’s confidentiality obligations under this Agreement, this Agreement does not obligate either party to enter into or continue a binding business relationship with the other party, and nothing contained herein shill be deemed or construed to preclude either party from independently pursuing any opportunities discussed with the other party (alone, or in connection with any other party).

11.	NO EXPORT OUTSIDE U.S.

In addition to and without limitation of any obligations under this Agreement:

(a)	The parties agree they will not, without the prior written consent of the other party, transmit, directly or indirectly, the Confidential Information received under this Agreement or any portion thereof to any country outside the United States.

(b)	The parties agree that, unless prior written authorization is obtained from the disclosing party and from the United States Department of Commerce or other relevant agency of the U. S. Government, the receiving party will not knowingly reexport, directly or indirectly, the Confidential Information — or allow the direct product of such Confidential Information to be exported, directly or indirectly, in violation of United States export laws.

12.	NOTIFICATION.

All notices provided for in this Agreement shall be in writing and shall be sent by registered or certified mail to:

If to Citi	If to Company:
*	*
Citibank, N A.	Attn: Christopher Brittin
111 Wall Street	TRX Data Services
New York, NY 10043	1477 Chainbridge Road, Suite 201
McLean, VA 22101

The parties agree that any change in the information listed in this Articles will be promptly disclosed in writing to the other party and will be effective only on receipt of such written notification.

13.	GENERAL PROVISIONS.

(a) This Agreement shall be governed by and construed and enforced exclusively in accordance with the laws of the State of New York as if this Agreement were made in New York for performance entirely within the State of New York.

(b) The provisions of this Agreement that by their sense and context are meant to survive the expiration or sooner termination of the Agreement shall so survive, including but not limited to confidentiality and export provisions.

* CONFIDENTIAL TREATMENT REQUESTED

(c) This Agreement contains the full and complete understanding of the panics with respect to the subject matter of this Agreement, and supersedes all prior representations and understandings, whether oral or written.

(d) If any provision of this Agreement is invalid or unenforceable under applicable law, that provision shall be enforced to the maximum extent possible and the remaining provisions shall remain in full force and effect.

(e) This Agreement shall be binding on the parties and their respective successors and assigns. Neither party may assign all or any portion of this Agreement or any rights or obligations hereunder without the prior written consent of the other party and any such attempted assignment shall be void. Notwithstanding the foregoing, Citi may assign all or any portion of this Agreement to an Affiliate upon notice to Company of such assignment.

(f) Modification or waiver of any provision of this Agreement shall be effective only if such modification or waiver is in writing and signed by a duly authorized officer of the party against whom enforcement is sought.

(g) This Agreement is without prejudice to any rights either party may have under patent, trademark, copyright, trade secret or other applicable law.

(h) This Agreement may be executed in several counterparts, all of which taken together shall constitute one single Agreement between the parties.

In Witness Whereof, the parties to this Agreement, through their duly authorized officers, have executed this Agreement as of the day and year first set forth below.

TRX Data Services		Citibank, N.A.

By:	/s/ Christopher M. Brittin	By:	/s/ Jack Slavinski
Name:	Christopher M. Brittin	Name:	Jack Slavinski
Title:	EVP, TRX Data Services	Title:	SVP, Citibank
Date:	8-Jan-2002	Date:	Jan 23, 2002

Schedule 1

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*        CONFIDENTIAL TREATMENT REQUESTED

PRO FORMA INVOICE FOR PROVIDER SERVICES

(to be type on Provider Firm’s Letterhead)

*

*        CONFIDENTIAL TREATMENT REQUESTED

PRO FORMA INVOICE FOR PROVIDER SERVICES, continued

*

*        CONFIDENTIAL TREATMENT REQUESTED

PRO FORMA INVOICE FOR PROVIDER SERVICES, CONTINUED

*

*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT IV

Provider Obligations and Requirements for Processing of Personal Data

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*        CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT IV

Schedule 1

Technical and Organizational Security Measures

*

*        CONFIDENTIAL TREATMENT REQUESTED

Confidential Information of Citibank N.A., Citibank Substance Abuse Policy

*

*        CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT

NUMBER 1

TO

THE MASTER AGREEMENT

BETWEEN

CITIBANK, N.A.

AND

TRX DATA SERVICES, INC.

The Master Services Agreement (“Agreement”), effective as of February 1, 2002, by and between Citibank, NA. (“Citi”) and TRX Data Services, Inc. (“Provider”), in consideration of the mutual promises of the parties is hereby amended as follows:

1. The Preliminary Statement A shall be deleted and replaced with the following:

A. Citi wishes to procure the Services and Deliverables from Provider for the benefit of its e-Business unit and its Affiliates, for good and valuable consideration, as more fully described herein.

1. Section 2 shall be deleted and replaced with the following:

Term/Termination

A) This Agreement shall commence on the Effective Date, and shall continue in effect unless and until terminated in accordance with the terms hereof. In the event this Agreement is terminated prior to all Services being completed under any Work Order(s), the terms of this Agreement will continue to apply with respect to such on-going Work Order(s) until the completion thereof.

B) Citi shall have the right to terminate this Agreement and/or any Work Order(s) in whole or in part at any time upon ninety (90) days notice specifying the extent to which the Agreement and/or any Work Order(s) is (are) terminated. If terminated pursuant to this provision, Citi agrees to pay Provider for all costs incurred by Provider up to the effective date of termination at the agreed upon rates and expenses and limits set forth herein and in the applicable Work Order.

C) Either Party may, by written notice to the other, terminate this Agreement if the other Party is in material breach of this Agreement. The written notice required under this Section 2 shall specify the breach on which termination is based. Following receipt of such notice, the other Party shall have thirty (30) days to cure such breach, and the

Agreement shall terminate in the event such cure is not effected by the end of such period.

D) Provider acknowledges that, in order to expedite and secure regulatory approval for any Service provided by Provider or otherwise respond to recommendations of the Office of the Comptroller of the Currency and any other applicable Federal, state, or foreign banking agency, regulatory body, Commission, or Commissioner (each, an “Agency”) who regulates Citi, its Affiliates, the Services and its Provider, or the Data, Citi may determine, in its reasonable discretion, that Citi should perform or provide some or all of the Services internally (or through an Affiliate) rather than through a third-party provider. In the event Citi makes such a determination, Citi shall have the right to immediately terminate the Agreement; provided that Citi shall pay Provider within sixty (60) days of such termination for Services provided by Provider under this Agreement up to and including the effective date of the termination pursuant to this Section. Any termination pursuant to this Section 2 shall be subject to the transition obligations set forth in Section 2F of this Agreement.

E) Either Party, reserving all other rights available to it at law or in equity, subject to the terms of this Agreement, shall have the right to immediately terminate this Agreement, with respect to all or any portion of this Agreement, upon the occurrence of any one of the following: (a) the other Party becomes insolvent or admits in writing its inability to pay its debts as they mature; (b) any voluntary proceeding of the other Party under the bankruptcy laws or proceeding for the appointment of a trustee in bankruptcy for such Party, which proceeding is not dismissed or discharged within thirty (30) days thereafter, or the entry by such Party into an assignment for the benefit of such Party’s creditors; (c) liquidation, execution or seizure of substantially all of the assets of such Party, (d) corporate dissolution of such Party; or (e) with respect to Citi, (i) any quarterly, annual or other periodic report required to be filed by Provider with the Securities and Exchange Commission or other financial report or statement otherwise provided to Citi hereunder contains an auditors opinion that indicates substantial doubt about the Provider’s ability to continue as a going concern;.

F) If, in the event of termination of this Agreement for any reason, Citi chooses to continue with services that replace the Services or part thereof, itself, through an Affiliate or through a third-party provider other than Provider (a “Transition”), Citi may request an extension of this Agreement, and Provider shall continue to perform hereunder for a period of up to 180 days from the date Citi provides notice of termination to Provider (the “Transition Period”), provided that Citi compensates Provider for the reasonable costs of such Services as are mutually agreed upon by the parties in a detailed Transition Plan pursuant to the requirements set forth in this Section F, in order to allow the orderly migration and transition of the Services to Citi, its Affiliate and/or a third party designated by Citi; provided that if the Transition is not completed within the Transition Period, the Parties shall negotiate in good faith an extension of the Transition Period. Provider’s quality and performance during the Transition Period shall be at a level commensurate with its provision of the Services as required under this Agreement, and Provider shall continue to perform all of its obligations under this Agreement and provide

2

the Services in accordance with the terms of this Agreement during any Transition Period; Provider shall, upon Citi’s request, provide reasonable assistance to Citi to complete any such Transition. “Reasonable assistance” shall include, as requested by Citi, and to the extent permitted under applicable law, any reasonable technical and training support required to complete the Transition in a smooth and orderly fashion and without interruption of the Services being provided to Citi, including, without limitation, assistance with transitioning and formatting data, revising and testing interfaces and training Citi, its Affiliate(s) and/or any third party designated by Citi to conduct the services to replace the Services. As soon as possible following the Effective Date, and in any event no later than ninety (90) days following the Effective Date of a new Work Order, the Parties shall agree to a reasonably detailed plan pursuant to which Provider shall provide Transition assistance when requested by Citi pursuant hereto, which such plan shall be attached hereto as a Schedule to this Amendment (the “Transition Schedule”), and may be updated or modified from time to time as mutually agreed in writing by the Parties. Provider shall provide Citi with the necessary reasonable resources as set forth in the Transaction Schedule incurred in connection with Provider’s provision of transition assistance hereunder.

G. Upon completion of any Project or upon any termination of this Agreement, Provider agrees that its employees, subcontractors and agents shall turn over to Citi the Work Product and Citi Confidential Information, as hereinafter defined, in their then current condition and shall return to Citi all documents, data and materials and copies thereof supplied to Provider in connection with this Agreement, provided, however, Provider may retain copies of such documents as it deems necessary to verify the nature and extent of the Services provided by it hereunder, and provided further that any such retained documents will remain subject to the confidentiality and non-disclosure provisions of this Agreement.

2. Section 6 Proprietary Rights, subsection A “definitions”, subsection (ii) shall be deleted and the following shall be added:

(ii) “Data” shall mean all information, whether or not Confidential Information, stored in or processed by software or systems by or on behalf of Citi and its Affiliates, or any customers, vendors, or third party service providers of Citi and its Affiliates, and any information derived therefrom including Data stored or processed by Provider’s system;

3. Section 6 Proprietary Rights, subsection B, “Citi’s Ownership Rights, subsection (ii) shall be deleted and subsection (iii) shall be renumbered subsection (ii).

4. Section 6 Proprietary Rights, subsection C, “Assignment of Rights to Data” shall be deleted and the following shall be added:

C. Control of Data/Assignment of Rights to Data

(i) Citi shall exercise sole and exclusive control over any and all Data provided to Provider or derived therefrom. Provider may use the Data solely for the purposes authorized by Citi or its designated Affiliates, in connection with the provision of the Services specified in a Work Order or as otherwise permitted by this Agreement.

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Provider may not use the Data for any other purpose. The Data shall be treated as Confidential Information, (ii) Provider hereby irrevocably grants, assigns and transfers to Citi and its Affiliates all rights and interest of any kind including any U.S. or foreign intellectual proprerty rights in the Data produced pursuant to this Work Order.

4. Section 11 shall be amended, and a new Subsection G shall be added:

“Upon request by Citi, Provider shall furnish to Citi a copy of Provider’s i) quarterly financial statements; and ii) an audited annual financial report commencing with the Effective Date of the Agreement.

5. Section 13 B shall be deleted and replaced with the following:

Export/Import. Provider hereby represents and warrants that it is, and will remain in compliance with the requirements of all applicable export and import laws and regulations, including but not limited to the U.S. Export Administration Regulations and International Traffic in Arms Regulations, and applicable directives and regulations, ordinances, or laws in the performance of Services under this Agreement. Such requirements include, but are not limited to, obtaining all required authorizations or licenses or otherwise complying with restrictions on regulatory authorizations for the export, or reexporti of any controlled item, product, article, commodity, software or technology. Without limiting the generality of the foregoing, Provider hereby represents and warrants that (i) it has not been, and is not currently, debarred, suspended or otherwise prohibited or restricted from exporting, reexporting, receiving, purchasing, processing or otherwise obtaining any item, product, article, commodity, software or technology regulated by any agency of the United States; and (ii) Provider will not export or reexport, directly or indirectly, any software or technology received from Citi or allow the direct product thereof to be exported or reexported, directly or indirectly, to (a) any country in Country Group E:2 of the Export Administration Regulations of the Department of Commerce (currently Libya and Cuba) or any other country subject to sanctions administered by the Office of Foreign Asssets Control (currently Iran, Iraq, Sudan, and Syria); or (b) any non-civil (i.e. military) end-users for any non-civil end-uses in any country in Country Group D:1 of the Export Administration Regulations (currently Albania, Armenia, Azerbaijan, Belarus, Bulgaria, China (PRC), Cambodia, Estonia, Georgia, Kazakhstan, North Korea, Kyrgystan, Laos, Latvia, Lithuania, Macau, Moldova, Mongolia; Romania, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan and Vietnam). Provider further agrees to be bound by any future modifications of the foregoing list of restricted destinations by amendments to the U.S. Export Administration Regulations or other U.S. government agencies. It is understood that countries other than the U.S. may restrict the import or use of strong encryption products and may restrict exports, and Provider agrees that it shall be solely responsible for compliance with any such import or use restriction. Provider agrees to indemnify and hold Citi harmless from

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any costs, penalties, or other losses caused by, or related to, any violation or breach of this provision. This provision shall survive any termination of this Agreement.

6. Section 15 shall be deleted and replaced with the following:

Publicity/ Use of Proprietary Marks

Provider agrees not to use the name, brand names, trademarks, or logos of Citi or any of its Affiliates as a reference or in any sales or marketing publication or advertisement including internal and external publications without the prior written consent of Citi. Provider also agrees not to make any public disclosure except as may be legally required, relating to this Agreement, or Citi or its Affiliates without obtaining the prior written consent of Citi.

7. The following Section will replace Section 19

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8. A new Section 20, Audit, shall be added as follows:

Audits

Subject to the terms contained in this Section 20, Citi or its Affiliate shall have the right to conduct internal and external audits of Provider and on-site quality assurance reviews (“Audits”) under this Agreement. Provider shall provide to the internal and external auditors and personnel of Citi and Citi’s Affiliates, and any examiners or agents from any regulatory body asserting jurisdiction over the business of Citi or any of Citi’s Affiliates (“Auditors”), all third party audit and examination reports prepared by regulatory examiners and independent public accountants of Citi, to the extent such reports are available to Provider, and shall grant such auditors, personnel, examiners and agents reasonable access to Provider (including, without limitation, to Provider’s records, systems, system architecture, controls, Data and Data Center Security access and maintenance, processes, policies and procedures) and to the data center from which Provider provides the Services for the purpose of performing audits or examinations of Provider or Provider’s Affiliates, including, without limitation, any Agency examination under 12 U.S.C. §1867(c). Provider shall cooperate and provide to such Auditors, personnel, examiners and agents, in a timely manner, all such assistance as they may reasonably require in connection with any such audit or examination. Any audit rights hereunder shall be subject to the following, except to the extent otherwise required or permitted under Applicable Law, or to ensure Citi’s, or their Affiliates’ compliance with applicable law. Citi shall pay for all reasonable costs incurred by Citi, any Affiliate in connection with any Audit conducted pursuant to this Section. Citi shall notify Provider, to the extent reasonably possible, in writing at least ten (10) business days prior to the commencement of any Audit to the extent known in advance by Citi; the Audit shall occur during normal business days and times of Provider, except where prior notice for the type of Audit in question requires otherwise; and Citi Affiliates, prior to engaging in any Audit hereunder, shall use reasonable efforts to first obtain any available information collected by Citi in its previous Audits), to the extent applicable. In the event any audit

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reveals deficiencies under this Agreement, Citi shall have a right to obtain applicable documentation regarding the resolution by Provider of any such deficiencies and shall have the right to inspect the operating practices, records and facilities of Provider, including the data center and any other processing facility, with regard to the resolution of such deficiencies.

9. The provisions of the original Section 19 of the Agreement shall become Section 23.

10. The provisions of the original Section 19: Sections titled “Force Majeure and Transition shall be deleted.

11. A new Section 21 shall be added and titled: “Force Majeure” and read as follows:

Force Majeure

For the purposes of this Agreement, “Force Majeure Event” shall include only any event, condition or circumstance set forth in the following sentence; provided that such event, condition or circumstance is beyond the control of the Party affected (the “Affected Party”) and that, despite all efforts of the Affected Party to prevent it or mitigate its effects, such event, condition or circumstance prevents the performance by such Affected Party of its obligations hereunder. Only the following events may be considered Force Majeure Events under this Agreement: (i) explosion and fire; (ii) flood, earthquake, storm or other natural calamity or act of God; (iii) strike or other labor dispute; (iv) war, insurrection, acts of terrorism or riot; (v) acts of, or failure to act, by any governmental authority; and (vi) changes in law.

Obligations Under Force Majeure

If an Affected Party is rendered unable, wholly or in part, by a Force Majeure Event, to carry out some or all of its obligations under this Agreement, then, during the continuance of such inability, the obligation of such Affected Party to perform the obligations so affected shall be suspended.

The Affected Party shall give written notice of the Force Majeure Event to the other Party (the “Unaffected Party”) as soon as practicable after such event occurs (but in no event more than five (5) days), which notice shall include information with respect to the nature, cause and date of commencement of the occurrence(s), and the anticipated scope and duration of the delay. Upon the conclusion of a Force Majeure Event, the Affected Party shall, as soon as possible, take all reasonably necessary steps to resume the obligation(s) previously suspended.

Notwithstanding the foregoing, an Affected Party shall not be excused under this Section 20 for (i) any non-performance of its obligations under this Agreement having a greater scope or longer period than is justified by the Force Majeure Event, or (ii) for the performance of obligations that arose prior to the Force Majeure Event. Nothing contained herein shall be construed as requiring an Affected Parry to settle any strike, lockout or other labor dispute in which it may be involved.

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Notwithstanding the foregoing, Provider’s performance of any of its obligations under this Agreement shall not be suspended or excused pursuant to this Section 21 unless Provider has, at all times during the term of this Agreement, maintained acceptable disaster recovery capabilities as required by Section 22 of this Agreement.

Extended Force Majeure. Either Party may terminate this Agreement upon thirty (30) days’ prior written notice to the other Party if a Force Majeure Event prevents the other Party from substantially performing its obligations hereunder for a cumulative period of thirty (30) days or more; provided that strikes or other labor disputes shall be disregarded in determining such cumulative period.

12. A new Section 22 shall be added as follows:

Disaster Recovery Plan

Throughout the Term of the Agreement and Work Order, Provider shall maintain a written disaster recovery plan (the “Disaster Recovery Plan”) and the capacity to execute such plan, which plan Provider shall provide to Citi for review and approval by Citi within ten (10) days of the Effective Date of this Agreement or as maybe specified within a particular Work Order, and which such plan shall at all times comply with Citi Information Security Office requirements made known to Provider and applicable law. Under no circumstances shall Provider be excused from implementing the Disaster Recovery Plan in the event of a disaster, except in circumstances of a Force Majeure Event making such implementation impossible. Citi may request additional changes or inclusions be made to the Disaster Recovery Plan as a result of the parties entering into new Work Orders.

On an annual basis, upon any material change to such Disaster Recovery Plan or as otherwise requested by Citi, Provider shall provide Citi with a copy of Provider’s most current Disaster Recovery Plan. No change to such Disaster Recovery Plan shall be implemented without Citi’s prior written approval. Provider shall conduct testing of the Disaster Recovery Plan not less frequently than annually (and in any event, upon any material change to the Disaster Recovery Plan) and shall promptly thereafter provide to Citi a detailed report regarding the Disaster Recovery Plan test results.

Upon the occurrence of any disaster requiring use of Provider’s Disaster Recovery Plan, Provider shall promptly notify Citi of same, and Provider shall provide to Citi, equal access as Provider’s other customers in the provision of the Services. If Citi reasonably determines that Provider has not or cannot put its Disaster Recovery Plan in place quickly enough to meet Citi’s needs or is otherwise unable to provide equal access to such products or services, in addition to providing Citi with a right of termination under Section 2, Provider shall promptly assist and support Citi in seeking such Services from an alternative source and provide transition assistance as described in Section 2 F.

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13. Section 22: Survival shall read as follows:

The provisions of this Agreement that by their nature and content are intended to survive the performance thereof, shall so survive the completion and termination of this Agreement. Without limiting the generality of the foregoing, Sections 6,7,8,9,12,13,15,16,18,19,20,21,22 and 23 of this Agreement shall so survive.

All other provisions of the Agreement remain unchanged and in full effect.

UNDERSTOOD AND AGREED:

CITIBANK, N.A.		TRX DATA SERVICES INC.

Signature:	/s/ John Wizeman	Signature:	/s/ Susan R. Hopley
Printed Name:	John Wizeman	Printed Name:	Susan R. Hopley
Title:	Managing Director	Title:	EVP/GM
Date:	Jan 10, 2003	Date:	Dec 16, 02

JOHN WIZEMAN, VP

Division Executive

Global Procurement Services

718-765-6511

Pers. I.D: 66488

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Addendum to Master Services Agreement between TRX and Citibank N.A., having an effective date of February 1, 2002.

EXHIBIT VI	WORK ORDER for - TRX DATATRAX Ad-Hoc Reporting of the Citi Global Data Repository (GDR)

Schedule 1	DATATRAX Reporting Parameters

Schedule 2	DATATRAX Reporting Pricing Schedule

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Addendum to the Contract

Exhibit V	WORK ORDER FOR ONGOING TRX GLOBAL DATA SERVICES

Schedule 1	Work Order for Ongoing Data Services

Schedule 2	Pricing Schedule

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EXHIBIT VII

AMENDMENT

TO THE

WORK ORDER FOR TRX DATATRAX AD-HOC REPORTING OF THE CITI

GLOBAL DATA REPOSITORY

BETWEEN

CITICORP NORTH AMERICA, INC. (“Customer”)

AND

TRX DATA SERVICES, INC. (“Provider”)

Purpose. Customer and Provider previously entered in to an EXHIBIT VI, the Work Order for TRX Datatrax Ad-Hoc Reporting of the Citi Global Data Repository, effective July 1, 2003 (the “Ad Hoc Work Order”). The Customer seeks to enhance the Ad Hoc Work Order by this request for Additional Services as provided for in Exhibit VI. The Provider has agreed to provide the Additional Services. This Agreement sets forth the mutual agreement between the parties for the Additional Services and amends EXHIBIT VI as follows:

1. Pursuant to Schedule 1, of Exhibit VI, the following changes shall be made:

Section 4.0, Definitions, the following language shall be added:

Data: shall mean all information whether or not Confidential Information stored in or processed by software or systems or on behalf of Citi and its Affiliates, or any customers, vendors, or third party service providers of Citi and its Affiliates o, and any information derived therefrom including Data stored or processed by PROVIDER’S system(s).

Section 7.3.1.1., shall be deleted and the following inserted as the new Section 7.3.1.1:

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6. The Amendment shall take effect upon execution by the parties.

7. All other terms of Exhibit VI remain unchanged and in full effect.

TRX DATA SERVICES, INC.	CITICORP NORTH AMERICA, INC.

/s/ Scott Hancock	/s/ Michael Valentini
Signature	Signature

Scott Hancock	Michael Valentini
Name	Name

EVP Operations	VP
Title	Title

6/7/04	6/21/04
Date	Date

*        CONFIDENTIAL TREATMENT REQUESTED